                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                   -----------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported): October 24, 2001


                                 CONCEPTUS, INC.

                    -----------------------------------------
               (Exact Name of Registrant as Specified in Charter)


           Delaware                     000-27596               97-3170244
-----------------------------   -------------------------   ------------------
(State or Other Jurisdiction    (Commission File Number)     (I.R.S. Employer
      of Incorporation)                                     Identification No.)


                1021 Howard Avenue, San Carlos, California 94070
          -------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

                                 (650) 802-7240
             ------------------------------------------------------
              (Registrant's telephone number, including area code)

                                       N/A
                  -------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 5.   OTHER EVENTS.

          On October 24, 2001, Conceptus, Inc. issued a press release announcing financial results for the three and nine months ended September 30, 2001. Text of the press release follows:

SAN CARLOS, Calif. (October 24, 2001) - Conceptus, Inc. (NASDAQ NM: CPTS), developer of the non-incisional permanent birth control procedure Essure(TM)pbc, today announced financial results for the three and nine months ended September 30, 2001.

For the third quarter of 2001, the Company reported a net loss of $4.5 million, or $0.33 per share, compared with a net loss of $3.7 million, or $0.33 per share, in the comparable period last year. Sales for the third quarter of 2001, a majority of which were derived from Australia, were $123,000, compared with no sales in the prior-year third quarter. Cost of sales for the third quarter of 2001 was $537,000. Research and development expenses were $2.0 million for the 2001 third quarter, from $2.6 million in the 2000 third quarter when the company was incurring expenses related to the U.S. pivotal trial for Essure pbc. Selling, general and administrative expenses in the third quarter increased to $2.2 million from $1.3 million in 2000 largely related to sales and marketing activities as the Company recorded its second consecutive quarter of commercial sales of Essure pbc.

For the nine months ended September 30, 2001, Conceptus posted a net loss of $12.8 million, or $0.99 per share, compared with a net loss of $8.3 million, or $0.82 per share, for the nine months ended September 30, 2000. The increase in net loss was primarily due to increased sales and marketing efforts, including professional training and awareness programs.

Cash, cash equivalents and short-term investments as of September 30, 2001 were $8.8 million, compared with $12.5 million as of December 31, 2000.

"During the quarter, we made significant progress toward achievement of our most important objective: acceleration of U.S. regulatory approval of Essure pbc, commented Steven Bacich, chief executive officer. As a result of the strength of our current clinical data, we plan to submit our Premarket Approval Application
(PMA) to the U.S. Food and Drug Administration (FDA) by the end of the second quarter of 2002, instead of the third quarter as previously scheduled. The first module of our PMA is now scheduled for submission in the coming weeks. We have accumulated more than 575 woman-years of effectiveness data between our Phase II and Pivotal clinical trials, with no pregnancies. Statistical analysis of this interim data support a current effectiveness rate of 99.8% for Essure pbc, although I caution that no method of birth control can be expected to be 100% effective, including Essure pbc. It should also be noted that the trial is ongoing and that additional follow-up data will be required to establish a one-year effectiveness rate to support the PMA."

Mr. Bacich continued, "The ongoing launch in Australia is a key effort for Conceptus. Australia is admittedly a small market compared to the United States, but directly marketing Essure pbc in Australia affords us the opportunity to test many of our planned sales, reimbursement and clinical


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


training strategies. We have learned much that will be valuable as we introduce Essure pbc in other parts of the world. For example, after having generated significant consumer interest in Essure pbc through patient-directed public relations, during the quarter we focused resources on building a knowledge base about Essure pbc among general practitioners (GP), who serve as gatekeepers for patient referrals to gynecologists, while continuing to train gynecology specialists to perform the Essure pbc procedure. To date, we have trained 90 gynecologists at more than 25 centers in Australia. We are seeing evidence that our GP education efforts have been accelerating patient referrals to our trained specialists. And with our surveyed specialists, already approximately 60% of their permanent birth control practice converted to the Essure pbc procedure. We feel comfortable that we have educated a sufficient number of general practitioners to resume our direct-to-consumer efforts, which began on October 14/th/. We are very encouraged by the response to our call center thus far," stated Mr. Bacich.

In commenting on marketing plans for Europe, Mr. Bacich said, "We expect to have a decision on European marketing and distribution shortly. Our reimbursement studies are underway in this region and we have hired Yves Guillemain d'Echon, who will be responsible for our European distributor and corporate partner relations. Mr. Guillemain d'Echon is an experienced medical device industry executive who most recently was the President of Europe for Sofamor Danek Medtronic."

Conceptus has scheduled an investor conference call to discuss this announcement beginning at 4:30 p.m. Eastern Time today. Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company's Website, www.conceptus.com. A replay will be available on the Website
                   -----------------
for 30 days.

Permanent Birth Control

Surgical tubal ligation has become the most common form of birth control worldwide, despite the fact that it is invasive and costly. About 93% of the procedures in the U.S. are performed in a hospital or surgi-center under general anesthesia, requiring between four to five hours of hospital recovery time and an average of three to ten days before returning to regular activities. An Essure pbc procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. Accordingly, a woman is expected to spend about two to three hours of her day for an Essure pbc procedure, and to have a rapid return to regular activities. Reliance on Essure pbc does not involve taking drugs or hormones, which can interfere with the body's natural menstruation cycle.

About Conceptus

Conceptus, Inc. is developing Essure pbc, an investigational medical device and procedure in the U.S., which is designed to provide a non-incisional alternative to tubal ligation, the leading form of contraception worldwide. Data from the United Nations show that worldwide, 33% of reproductive couples using contraception rely on surgical tubal ligation. Additionally, a survey performed by the United States Centers for Disease Control and Prevention indicates that surgical tubal ligation continues to be the most prevalent form of contraception in the United


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

States, and that 35% of women age 35-44 have had a surgical tubal sterilization. An estimated 700,000 surgical tubal ligations are performed each year in the United States.

The Essure pbc procedure is based on a unique and proprietary catheter delivery system for minimally invasive transcervical tubal access.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. The receipt of regulatory approvals, results of product development programs, and clinical efficacy of and market demand for our product, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company's control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company's control, such as delays by regulatory authorities, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and other filings with the Securities and Exchange Commission.

                               (Tables to follow)


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

                                 Conceptus, Inc.

                             Statement of Operations
                                   (Unaudited)
                    (In thousands, except per share amounts)


                                                      Three Months Ended                 Nine Months Ended
                                                         September 30,                     September 30,
                                           -------------------------------------------------------------------
                                                    2001              2000             2001            2000
                                                    ----              ----             ----            ----

Net Sales                                   $        123     $           -     $        286     $         -

Operating expenses:

 Cost of sales                                       537                 -            1,183               -

 Research and development                          1,953             2,644            5,818           6,030

 Selling, general and administrative               2,234             1,274            6,631           3,239
                                           -------------------------------------------------------------------

Total operating expenses                           4,724             3,918           13,632           9,269
                                           -------------------------------------------------------------------

Operating loss                                    (4,601)           (3,918)         (13,346)         (9,269)

Recovery of legal defense costs
                                                       -                 -                -             513

Interest and other income, net                       143               263              545             452
                                           -------------------------------------------------------------------

Net loss                                    $     (4,458)    $      (3,655)     $   (12,801)    $    (8,304)
                                           ===================================================================


Basic and diluted net loss per share        $      (0.33)    $       (0.33)     $     (0.99)    $     (0.82)
                                           ===================================================================

Shares used in computing basic
  and diluted net loss per share                  13,712            11,163           12,920          10,182
                                           ===================================================================


                                     -more-

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

                                 Conceptus, Inc.

                                  Balance Sheet
                                 (In thousands)

                                                          Sept 30,          December 31,
                                                            2001                2000
                                                      ----------------  ------------------
                                                         (Unaudited)                *

Cash, cash equivalents and short-term investments      $        8,835   $         12,493

Accounts receivable                                               150                  -

Inventory                                                         937                 67

Other current assets                                              207                 59
                                                      ----------------  ------------------

Total current assets                                           10,129             12,619

Property and equipment, net                                     1,587              1,153

Other assets                                                      395                334
                                                      ----------------  ------------------

Total assets                                           $       12,111   $         14,106
                                                      ================  ==================


Accounts payable and accruals                                   3,385              4,147


Common stock                                                   88,678             77,107

Accumulated deficit                                           (79,952)           (67,148)
                                                      ----------------  ------------------

Stockholders' equity                                            8,726              9,959
                                                      ----------------  ------------------

Total liabilities and stockholders' equity             $       12,111   $         14,106
                                                      ================  ==================

* Derived from audited financial statements.

                                      # # #

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

                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                CONCEPTUS, INC.
                                (Registrant)


                                By: /s/ Glen K. Furuta
                                  ---------------------------------------------
                                        Glen K. Furuta
                                        Vice President, Finance & Administration
                                        and Chief Financial Officer



Dated:   October 25, 2001








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